Exhibit 99.1
Goodyear Outlines Plans to Continue Turnaround
     NEW YORK, Sept. 23, 2005 – Robert J. Keegan, chairman and chief executive officer of The Goodyear Tire & Rubber Company, will discuss plans to continue the tiremaker’s business turnaround today.
     The company plans include accelerating the introduction of consumer-driven innovative new tires, reducing its cost structure, closing high-cost factories and generating capital to support further investment in its core tire businesses worldwide.
     “We successfully achieved many of the goals we set three years ago and look to further improve our performance as we move to the next stage of our turnaround,” said Keegan. He and other Goodyear leaders will speak at an investor meeting at the Marriott Marquis here today. They will discuss plans to improve the company’s profitability, including that of its North American Tire business.
     Over the next three years, Goodyear anticipates incurring cash restructuring charges of approximately $150-250 million to reduce its high-cost manufacturing capacity by between 8 percent and 12 percent resulting in anticipated annual savings of between $100 million and $150 million. The company will not identify how many plants it will close or the locations while it continues its evaluation, but indicated that reducing high-cost capacity will be a key component of the continued turnaround.
     Other cost reduction actions anticipated include increased Asian sourcing and ongoing productivity improvements. Goodyear said it is targeting cost reductions totaling between $750 million and $1 billion by 2008, through the restructuring and other cost savings initiatives.
     Goodyear will continue to evaluate its business portfolio with the expectation of selling non-core assets and investing the proceeds to become a stronger competitor. Earlier this week, Goodyear announced it is exploring the sale of its Engineered Products business. The company has already completed the sale of its Wingtack adhesive resins business and its rubber plantation in Indonesia. Goodyear’s sale of its North American farm tire business is pending a union agreement.
     Goodyear leaders will discuss plans for achieving their goals to improve segment operating margin to 8 percent for the total company and 5 percent for North American Tire through implementation of these plans. The company said it continues to face several challenges, including increasing raw material costs, uncertain global economic conditions, and pension funding obligations that are expected to peak in 2006. The pension obligations may vary depending on potential legislative reform.

     “Our turnaround is on track and will continue to evolve,” Keegan said. “We have a business model and a strategy that is working. We believe we have the strongest leadership team in the industry, and we are now a market-driven company. We have a passion for this business and are energized by the opportunities ahead of us.”
     Further, Goodyear said it is currently assessing the impact of Hurricane Katrina on its property, inventory and the overall operations. The company currently has five retail stores which are expected to remain closed for an indefinite period of time. The financial impact resulting from the closure of these stores is not expected to be material. However, the company is still in the process of assessing the potential overall financial impact.
     Shareholders, members of the media and other interested persons may access the 8:30 a.m. meeting on Goodyear’s Investor Relations website, investor.goodyear.com, or via telephone by calling 1 (800) 362-0571. Prior to the commencement of the meeting, the company will post the financial and other statistical information that will be presented on the website. A taped replay will be available at 2 p.m. by calling 1 (800) 839-9305. A replay will also remain available on the website.
     Goodyear is the world’s largest tire company. The company manufactures tires, engineered rubber products and chemicals in more than 90 facilities in 28 countries around the world. Goodyear employs more than 75,000 people worldwide.
     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including those discussed in the company’s Form 10-K for the year ended Dec. 31, 2004 and Form 10-Q for the quarter ended June 30, 2005, which are on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
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